Exhibit 10.8

LLC OPERATING AGREEMENT

OF STANDARD NUCLEAR × FRAMATOME LLC

This LLC OPERATING AGREEMENT (is entered into by and between the following parties effective as of last date of execution of this Agreement (the “Effective Date”):

1.	STANDARD NUCLEAR, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 200 Europia Ave, Oak Ridge, Tennessee, 37830, United States (“Standard Nuclear”);

2.	FRAMATOME INC., a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 3315 Old Forest Road, Lynchburg, Virginia, 24501, United States (“Framatome”).

BACKGROUND

A.	WHEREAS Standard Nuclear is seeking to bring to bear its internal expertise, capabilities, and intellectual property of Advanced Fuel Products (as defined herein) to bring to market and capitalize on the external demand for Advanced Fuel Products;

B.	WHEREAS Framatome is seeking to capitalize on the strong promise and demand of Advanced Fuel Products and to generate return on investments made into its existing fuel manufacturing plant in Richland, Washington;

C.	WHEREAS the limited liability company to be formed and operated pursuant to this Agreement (the “Company”) will leverage (1) Framatome’s manufacturing experience, trained workforce, industrial capabilities, and existing licensed facilities and (2) Standard Nuclear’s manufacturing expertise, trained workforce, knowledge, and IP to facilitate commercial-scale manufacturing of the Advanced Fuel Product; and

IT IS HEREBY AGREED:

1	Defined Terms

1.1	“Advanced Fuel Product(s) means TRISO fuel particles, FCM fuel, or other TRISO-based and coated fuel particle-based fuel forms.

1.2	“Affiliate Transaction” has the meaning given in Section 4.9.

1.3	“Agreement” means this LLC Operating Agreement as amended from time, including the appendices and any other attachments hereto and any documents expressly incorporated by reference.

1.4	“Annual Budget” has the meaning given in Section 7.1. 1.5 “Board” has the meaning given in Section 4.2

1.6	“Capital Account” has the meaning given in Section 6. 1.7 “Capital Call” has the meaning given in Section 6.5.1.

1.8	“Capital Contribution” means with respect to a Member, the amount of money and the initial Carrying Value of any property (other than money) contributed to the Company.

1.9	“Carrying Value” means with respect to any non-cash asset of the Company an amount determined and adjusted in accordance with the following provisions:

(a)	The initial Carrying Value of any non-cash asset contributed to the capital of the Company by any Member shall be its gross fair market value, as agreed to by the contributing Member and the Company.

(b)	The initial Carrying Value of any non-cash asset acquired by the Company other than by contribution by a Member shall be its adjusted basis for federal income tax purposes.

(c)	The initial Carrying Values of all the Company’s non-cash assets, regardless of how those assets were acquired, shall be reduced by depreciation or amortization, as the case may be, determined in accordance with the rules set forth in Treasury Regulations §1.704(b)(2)(iv)(f) and (g).

(d)	The Carrying Values, as reduced by depreciation or amortization, of all non-cash assets of the Company, regardless of how those assets were acquired, shall be adjusted from time to time to equal their gross fair market values, as agreed to by the Members in writing, as of the following times:

(i)	the acquisition of an interest or an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii)	the distribution by the Company of more than a de minimis amount of money or other property as consideration for all or part of an interest in the Company; and,

(iii)	the termination of the Company for federal income tax purposes pursuant to Code §708(b)(l)(B).

If, upon the occurrence of one of the events described in (i), (ii) or (iii) above, the Members do not agree in writing on the gross fair market values of the Company’s assets, it shall be deemed that the fair market values of all the Company’s assets equal their respective Carrying Values immediately prior to the occurrence of the event and thus no adjustment to those values shall be made as a result of such event.

1.10	“Chairperson” has the meaning given in Section 4.3.2.

1.11	“Committees” has the meaning given in Section 4.7.

1.12	“Company” has the meaning given in the recitals to this Agreement.

1.13	“Confidential Information” has the meaning given in the IP Annex.

1.14	“Control” has the meaning given in Section ..

1.15	“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended from time to time.

1.16	“Deadlock” has the meaning given in Section 4.13.

1.17	“Deadlock Procedures” means the dispute resolution procedures described in Section 4.13.

1.18	“DCC” means a delayed Capital Contribution calculated pursuant to Section

1.19	“Director(s)” has the meaning given in Section 4.3.

1.20	“DOE” means the U.S. Department of Energy.

1.21	“DOFA” means the delegation of financial authority established by the Board pursuant to Section 4.14.

1.22	“Effective Date” has the meaning given in the first paragraph of this Agreement.

1.23	“FCM” means Fully Ceramic Micro encapsulated fuel, for which Standard Nuclear possesses the manufacturing technology

1.24	“Fiscal Year” means the calendar year or, with respect to the year in which the Company is formed or dissolved/liquidated, the portion of the calendar year after formation or prior to dissolution/liquidation.

1.25	“Framatome” has the meaning given in the first paragraph of this Agreement.

1.26	“GAAP” has the meaning given in Section 7.3.

1.27	“Indemnified Person” has the meaning given in Section 5.3.1.

1.28	“Intellectual Property” has the meaning given in the IP Annex.

1.29	“IP Annex” means the IP Annex attached as Appendix E to this Agreement.

1.30	“Loss” shall have the meaning given in Section 8.1.

1.31	“Member” means Standard Nuclear or Framatome, individually, and “Members” means both of them, collectively.

1.32	“Minimum Percentage Interest” has the meaning given in Section 6.5.5.

1.33	“Officer(s)” has the meaning given in Section 4.14.

1.34	“Percentage Interest” has the meaning given in Section 3.6.

1.35	“Phase” means each of the three phases in which the Company will pursue the Purpose as set forth in Appendix A.

1.36	“Profit” shall have the meaning given in Section 8.1.

1.37	“Purchase Commitment” shall have the meaning given in Appendix B.

1.38	“Purpose” has the meaning given in Section 2.2.

1.39	“Regular Matters” has the meaning given in Section 4.10.

1.40	“Richland Site” means Framatome’s NRC-licensed facility on Horn Rapids Road in Richland, Washington.

1.41	“Service Agreement” has the meaning given in Appendix B.

1.42	“Standard Nuclear” has the meaning given in the first paragraph of this Agreement.

1.43	“Tax Code” means the Internal Revenue Code of 1986, as amended.

1.44	“Tax Matters Representative” has the meaning given in Section 9.2.

1.45	“Term” has the meaning given in Section 13.2.

1.46	“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Tax Code, as such regulations may amended from time to time (including corresponding provisions of succeeding regulations).

1.47	“TRISO” means TRi-structural ISOtropic particle fuel.

2	Company Formation and General Provisions

2.1	Formation of the Company. The Company will be formed as a Delaware limited liability company pursuant to the filing of a certificate of formation with the Delaware Secretary of State. The Board shall direct the appropriate Officers to take all actions and appropriately file all documents required by law to qualify the Company to conduct business in the State of Washington or any other appropriate jurisdictions.

2.2	Purpose of the Company. The Company is being formed to establish a facility on the Richland Site to manufacture and bring Advanced Fuel Products to market (the “Purpose”). The Members agree to pursue the Purpose using commercially reasonable efforts to maintain the initial schedule (attached as “Appendix A” to this Agreement), subject to any changes to such schedule as are approved by the Board, and to:

2.2.1	establish a viable production capability for Advanced Fuel Products that leads to well-understood production and cost models; and

2.2.2	maximize Company productivity, profitability, and sustainability under the provisions of its Service Agreements.

2.3	Business name. The name of the Company will be “Standard Nuclear × Framatome” LLC. All business of the Company shall be conducted in the name of the Company or a trade name selected by the Board and registered, as needed, in each applicable jurisdiction.

2.4	Principal Office. The principal office of the Company will be located at the Richland Site or such other location as is determined by the Board.

2.5	Registered Office; Registered Agent. The name and business address of the registered agent for service of process on the Company and its registered office in the State of Delaware shall be Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building Ste 104, Wilmington DE 19810, or such other qualified person and address as the Board may designate from time to time. Should a registered agent be needed in any other jurisdiction, the Board may select any qualified person.

2.6	No State Law Partnership. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer or partner of, the other Member. Other than in respect of the formation of the Company as a Delaware LLC, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving either Member, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein. Nothing contained in this Agreement shall be construed as creating any fiduciary relationship of any nature between the Members.

3	Members and Percentage Interests

3.1	Members. Upon formation of the Company pursuant to Section 2.1 and subject to the terms of this Agreement, the Members will be the “members” (as such term is used in the Delaware LLC Act) of the Company. Any change in membership shall be subject to the provisions of Section 13.2 (Assignment and Transfer) and shall be reflected in an amendment to this Agreement pursuant to Section 13.4 (Entire Agreement; Amendments).

3.2	No Liability of Members to Third Parties. The debts and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts and obligations of the Company, and no Member shall be individually liable for the debts or obligations of the Company unless it has explicitly accepted the liability in a signed writing.

3.3	Liability of Members to Company. The Members shall not be engaged in the day-to-day management of the Company, and shall not be liable to the Company for any loss or damage sustained by the Company except for (i) any loss or damage resulting from intentional misconduct, negligence, or knowing violation of applicable law, or (ii) liability for any breach of this Agreement or another Agreement between the Member and the Company.

3.4	Reliance on Information. A Member shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data, prepared or presented by (i) the Board or Officers, provided that such Member reasonably believes it to be reliable and competent in the matters presented, or (ii) any lawyer, certified public accountant, or other person, as to a matter which the Member reasonably believes to be within such person’s professional or expert competence.

3.5	Exclusion of Consequential Damages. Other than with respect to indemnified claims under Section 5.4 (Intellectual Property Indemnity) and breaches of confidentiality under Section (Confidentiality), no Member shall be liable to the Company or another Member under this Agreement for loss of profit, loss of production, indirect or consequential damages.

3.6	Percentage Interests. After the initial contributions are made pursuant to Section 6.3, Standard Nuclear’s percentage interest in the Company shall be 66.667% and Framatome’s percentage interest will be 33.333%. The term “Percentage Interest” shall refer to this initial percentage interest adjusted in accordance with Section 6.5.5 up to the current or applicable date.

3.7	Company Personnel. Unless otherwise determined by the Board, the Company shall have no employees and all personnel including Officers and Directors shall be seconded from the personnel of each Member.

3.8	Recognition of costs.

3.8.1	Excluding costs incurred through or as a result of one or more Service Agreements or other agreements between the Members that define cost structure and rates, which shall be accounted for as provided in those Service Agreements or other agreements, the Company will recognize the costs of Members or the Members’ personnel who work on the Company only when agreed upon in advance by the Board (“Costs”). Costs shall reasonably represent each Member’s actual costs and shall not include any elements of general overhead or profit. Each Member shall provide the Company with reasonable calculations and documentation showing the manner in which it has established its Costs. Costs shall be reimbursable only to the extent that they have been duly authorized by the Board.

3.8.2	Costs incurred by a Member on behalf of the Company will be recognized if pre-approved by the Board and within the approved operating budget or as otherwise unanimously agreed upon by the Board.

3.8.3	No part of a Member’s office overhead or general and administrative expense, or Board time that is not budgeted as billable, shall be recognized unless approved in writing in advance.

3.8.4	Each Member is responsible for the costs it incurs unless otherwise specified in this Agreement or by the Board.

3.9	Quality and Business Management System. The Members intend, subject to Board approval of implementation through Service Agreements, that (i) the Company will utilize Framatome’s quality and business management systems to align with existing site programs and practices, and (ii) the Company will engage Standard Nuclear to provide technical documents, procedures, and guidance as to the implementation and management of quality assurance practices specific to manufacture of Advanced Fuel Product.

4	Management of the Company

4.1	Members are not Managers. The Members shall not directly participate in the management of the Company except as specified in this Agreement, including with respect to matters reserved for the Members under Section 4.8.2 or pursuant to provisions of the Delaware LLC Act that either (i) do not conflict with any provision of this Agreement or (ii) cannot be waived.

4.1.1	Notwithstanding any contrary provision of the Delaware LLC Act, to the extant waivable, no Member shall be considered an agent of the Company solely by virtue of being a Member, and no Member shall have authority to act for or bind the Company solely by virtue of being a Member.

4.1.2	Meetings of the Members shall not be required. Any action required or permitted to be taken by the Members shall be taken by written consent.

4.2	Board of Directors. Except as otherwise provided in this Agreement or such portions of the Delaware LLC Act that either (i) do not conflict with any provision of this Agreement or (ii) cannot be waived, all powers of the Company shall be exercised by or under the authority of and the affairs of the Company and shall be managed under the direction of a board of directors (the “Board”).

4.2.1	Plenary authority. To the extent consistent with this Agreement and applicable law, the Board shall have the authority to do all things it determines to be appropriate in the accomplishment of the Purpose.

4.2.2	Certain facility matters require prior consent of Richland Site management pursuant to Section 4.11.

4.2.3	Notwithstanding any contrary provision of the Delaware LLC Act to the extant waivable, no individual Director, solely by virtue of holding that position, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board in accordance with this Agreement.

4.3	Composition. The Board shall initially be composed of six (6) managers, three (3) appointed by each Party (the “Directors”). The Board may change the number of Directors on thirty (30) days’ notice to the Members, so long as each Member retains the right to appoint exactly one half of the Board. Upon being notified of a change in the size of the Board, each Member will add or remove Directors from its delegation as applicable.

4.3.1	Directors are identified below.

Standard Nuclear:	Framatome:
Kurt Terrani	Robert Freeman
Gus Gustavson	Elisa Calvo Tone
Thomas Hendrix	To be appointed

4.3.2	Chairperson. One Director shall be appointed as the chairperson of the Board at any given time (the “Chairperson”), and the power to appoint such Chairperson shall alternate from year to year, on each anniversary of the Effective Date, between the Members. The Chairperson shall preside at all meetings of the Board of Directors, if present, and shall have such powers as are from time to time assigned by the Board of Directors. Each Chairperson shall remain in such office until removed as a Director or replaced. The power to appoint the Chairperson shall initially reside with Framatome Inc. and the first Chairperson shall be Robert Freeman.

4.3.3	Tenure. Each Director shall hold office until their successor has been appointed, or until the earlier of their incapacity, death, disability, resignation, or removal.

4.3.4	Removal. Each Director may be removed at any time, with or without cause, only by the Member that appointed such Director, which Member shall promptly notify the remaining Directors.

4.3.5	Resignation. Any Director may resign at any time upon written notice to the other Directors. Such resignation shall take effect at the time specified in the written notice, or, if no time is specified therein, at the time of its receipt by the Members; provided, however, that the acceptance of a resignation will not be necessary to make it effective, unless so specified in the resignation notice.

4.3.6	Vacancies. Any vacancy on the Board may only be filled by the Member that originally appointed the Director who is no longer serving in such capacity. The applicable Member shall promptly appoint a replacement for any such Director who is no longer serving.

4.4	Regular Meetings. Regular meetings of the Board shall be held at least quarterly at such times and locations as may be designated from time to time by the Board. Directors may participate in a meeting by means of a conference telephone, video conference platform, or similar communications medium. Participation in a meeting by these means constitutes presence in person at a meeting so long as all Directors participating can effectively communicate with each other.

4.5	Special Meetings. Special meetings of the Board may be held upon the written request of at least two Directors addressed to the remaining Directors at any time or place agreed upon by a number of Directors sufficient to constitute a quorum.

4.6	Quorum; Action by Directors.

4.6.1	A majority of the entire Board present (i.e., not including proxies), including at least one Director appointed by each Member, shall constitute a quorum for the transaction of business.

4.6.2	Except for Special Matters to be approved under Section 4.8, the action of a majority of the Directors present in person or by proxy at a meeting at which a quorum is present is an action of the Board.

4.6.3	Proxy shall be deemed to have been given by an absent Director to another Director nominated by the same Member and who is present at the meeting, including where such absence is caused by vacancy. The intent of this provision is to ensure that the Directors representing each Member have equal representation for purposes of any votes taken at a meeting.

4.6.4	In the absence of a quorum, the Directors present, by majority vote and without notice other than by announcement, may adjourn the meeting until a quorum is established.

4.6.5	At any such reconvened meeting at which a quorum is established, any business may be transacted which might have been transacted at the meeting as originally notified.

4.6.6	Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, if a unanimous written consent which sets forth the action is signed by each Director. Any such consent shall be filed with the minutes of proceedings of the Board.

4.7	Committees of the Board. From time to time, the Board may establish one or more committees with such composition, responsibilities and powers as the Board may determine (“Committees”).

4.7.1	Committees shall meet at such times as they establish, or the Board directs.

4.7.2	The recommendations of any Committee shall be subject to the ultimate approval of the Board.

4.7.3	The Board shall establish rules governing the organization and actions of each Committee at the time of establishment of the Committee.

4.8	Special Matters. “Special Matters” shall include:

4.8.1	The following matters, which shall require the approval of all Directors then in office, other than any Directors who have recused themselves due to a conflict of interest, directly and not by proxy:

(a)	capital calls, which shall additionally be subject to ratification by the Members;

(b)	enter into any loan agreements, indentures or similar agreements relating to the borrowing of money;

(c)	admission of new members, which shall additionally be subject to amendment of this Agreement, and/or change in and/or transfer of Percentage Interests;

(d)	purchase and sale of real estate or shares in real estate by the Company;

(e)	purchase of any equity stake in or lease of any enterprise or purchase of any organized portion of any enterprise, whether by equity stake or asset purchase, by the Company; and

(f)	sale of Company assets that are necessary for the Purpose;

(g)	Any elections or other decisions relating to allocations under Section 8.2.

4.8.2	The following matters, which shall require the written approval of the Members and shall be submitted to the Members for such approval upon recommendation by a majority of the Board:

(a)	amendments to the Company’s certificate of formation;

(b)	amendments to this Agreement or of any matter that would require an amendment to this Agreement, including any material change to the Purpose or a change to the tax election specified in Section 9.1; and

(c)	any merger, any transaction involving the creation a new entity (including any joint venture or partnership), any other significant transformation or reorganization, or any voluntary liquidation or dissolution of the Company; and

(d)	any sale of Advanced Fuel Product for use in any country other than the United States of America, Canada, Japan, or a country that is a party to either (i) the Paris Convention of July 29, 1960, as amended by the Brussels Supplement of January 31, 1963, on Third Party Liability in the field of Nuclear Energy, or (ii) 1997 Vienna Convention on Civil Liability for Nuclear Damage and, in the case of countries that are parties to the aforesaid conventions, such convention is in force in such country through appropriate implementing legislation.

4.9	Affiliate Transactions. The Company shall not transact business with a Member or an Affiliate of any Member (an “Affiliate Transaction”) except by approval of the Board including a majority of Directors appointed by the other Member after advance disclosure of the Affiliate relationship. As used in this Agreement, an “Affiliate” of a Member means any person or entity directly or indirectly controlling, controlled by or under common control with the Member.

4.10	Regular Matters. Approval of a simple majority of Directors then in office, directly and indirectly by proxy, shall be required for decisions on matters not defined as Special Matters, Affiliate Transaction or Facility Matters (“Regular Matters”). The Board will attempt to reach unanimous decisions, but unanimity is not required. Decisions of the Board shall be binding on the Members. In case of any conflict between a decision of a Committee and the Board, the decision of the Board shall control.

4.11	Facility Matters. The Company’s use of a portion of the Richland Site will be contingent upon (i) full compliance with Richland Site policies including those policies applicable to nuclear materials, state and local regulations and safety and site security and (ii) the avoidance of any actions that could compromise Framatome’s compliance with the conditions of its facility license or other regulatory or legal requirements. As such, the Board will obtain the prior consent of Richland Site management, prior to any decision or action that could result in a significant change in site utilization or otherwise impact license/regulatory compliance; provided that upon request Framatome will give a written explanation for any refusal.

4.12	Service and Sales Agreements. The Company will perform work through Service Agreements and sell its products through Sales Agreements, each as approved by the Board based on the principles set forth in Appendix B.

4.13	Deadlock Procedures. If the Board is unable, despite a good faith effort, to achieve the specified votes on a proposed resolution, the Company position on the matter shall remain unchanged. However, in cases where, despite a failure of any particular resolution to achieve the required vote for passage, a majority of the Board agrees that a decision between competing resolutions or other departure from the status quo is needed to ensure or promote progress in respect of the Purpose (a “Deadlock”), the Directors shall together:

4.13.1	First, refer the matter to direct negotiations between senior executives of the Members. Upon request by the Board, a meeting of one senior executive of each Member will be held within twenty-five (25) days, at a mutually agreed time and place, with additional meetings scheduled as needed. Thereupon, the Members shall promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations that have taken place, and attaching relevant documents.

4.13.2	Second, if the matter has not been resolved within sixty (60) days of the meeting of the senior executives the Board may submit the matter for mediation by a neutral party reasonably agreed upon by the Board. The Directors will use all reasonable efforts to reach a decision with the assistance of the neutral party within ninety (90) days of selection. The neutral party’s recommendations on the matter will not be binding on the Company or its Members.

4.13.3	Third, if mediation is unsuccessful, the Board, with the consent of the Members, may similarly initiate binding arbitration in front of a neutral forum appropriate to the nature of the dispute.

4.13.4	For technical disputes, the Members shall not unreasonably reject resolution by binding decision of an agreed independent technical expert or a panel of three independent technical experts chosen by the Members on an ad hoc basis.

4.13.5	For budgetary/fiscal Deadlocks, the Company will continue operations while the Deadlock is being resolved based on, to the extent feasible, the continuation and extrapolation of the agreed budget for the prior period and may make distributions as specified in Section 10.

4.13.6	Procedures for resolving Deadlocks that are agreed at the Board level may only be used to resolve matters that have not been reserved for the Members; by way of example, procedures for resolving Deadlocks over Capital Calls may also be agreed but will not be binding on the Members absent their written consent.

4.13.7	In the event of a Deadlock and as long as it remains unresolved, each Member undertakes to refrain from taking, directly or indirectly, any steps or decisions concerning the matters which have given rise to the Deadlock and to take all necessary steps to: (a) minimize any negative consequences of the Deadlock for the Company and ensure that the Deadlock does not affect the Company’s corporate governance; and (b) manage the Company’s operations in good faith while safely maximizing the income earned by the Company.

4.14	Policies. The Board will establish such policies as are necessary to ensure proper governance and legal compliance (in some cases by adopting existing policies from a Member in full or part), including with respect to:

4.14.1	Protection of Company and Member Information and Export Control. The Board will implement policies to ensure that the Company will be structured to protect Company and Member proprietary information and ensure compliance with export control laws.

4.14.2	Delegation of Financial Authority. The Board shall implement and the Company shall operate pursuant to a written delegation of financial authority (“DOFA”) policy clearly defining who has approval authority over Company activities and/or liabilities below and above certain amounts. Any DOFA shall be reviewed regularly by the Board.

4.15	Officers: the Board may create and fill positions for officers empowered to carry out the decisions made by the Board (“Officers”). Officers will not be employees of the Company but will be drawn as equally as possible from personnel of the Members. The officers of the Company will be selected by the Board of Directors and, unless otherwise specified, will serve until death, resignation, or removal or until they cease to be employed (whether as a statutory employee or contractor) by one of the Members.

4.15.1	General. The Board shall initially appoint as Officers a President, a Controller and Secretary, to manage, subject to the direction and control of the Board, the day-to day affairs of the Company. The Board may appoint such other officers as it deems desirable and provide them with such titles and powers as it deems appropriate.

4.15.2	Powers and Duties. The powers and duties of the President, the Controller and Secretary shall be as set forth below, unless otherwise determined by the Board, and in each case subject to DOFA and other policies and decisions of the Board:

(a)	President. The President shall be the chief executive officer of the Company and shall be selected each year from the personnel of the Member that did not provide the Chairperson. The President shall keep the Board fully advised of the Company’s business and activities and its operating expenses and capital expenditures. Subject to and consistent with the DOFA and other Company policies and Board decisions, the President shall have general authority to act as the chief executive officer of the Company as necessary for the conduct of the business and the attainment of the Purpose, including (i) upon advance notice to the Board and unless otherwise instructed, representing the Company in meetings, public fora and other events, (ii) supervising the actions of the other officers, and (iii) executing contracts and other documents in the name and on behalf of the Company. The President shall attend meetings of the Board and shall preside over such meetings in the Chairperson’s absence, but shall only have a vote if also serving as a Director.

(b)	Chairperson. In the absence of the President, the Chairperson shall have the authority to perform all of the duties and exercise the authority of the President.

(c)	Controller. The Controller shall have the care and custody of all the funds and financial records of the Company and shall open and maintain financial accounts and receive and disburse funds, all in accordance with Section 7.6 and with the policies and decisions of the Board. The Controller shall keep a full and accurate record of all moneys received and paid on account of the Company and shall render a statement of accounts whenever the Board shall require. The Controller shall, within parameters established by the Board, prepare the annual budget for approval by the Board. The Controller shall have such other duties in relation to the Company’s finances as are specified by the Board from time to time. The Controller shall ensure that financial records are available for inspection by the Directors or Members upon request, including those records specified in Section 7.3.

(d)	Secretary. The Secretary shall have the care and custody of non-financial records including those specified in Section 7.4 and any other records the Board directs the Secretary to maintain. The Secretary shall ensure that these records are available for inspection by the Directors upon request.

5	Standards of Conduct, Waiver of Liability and Indemnification of Officers and Directors. 5.1 Standards of Conduct.

5.1.1	Each Officer and Director shall perform all assigned duties (i) in good faith; (ii) in a manner the person reasonably believes to be in or not opposed to the best interests of the Company and (iii) with such care as may be required by agreement or applicable law but at least as an ordinarily prudent person in a like position would use under similar circumstances.

5.1.2	Notwithstanding the foregoing, (1) Directors may vote or consent in accordance with the interest of the Member appointing them, and shall not be held liable to the Company or any Member for a breach of any obligation to the Company or a Member when acting in accordance with any such interest and (2) Officers and Directors shall not be liable to the Company or any Member for any action taken or omission in managing the business or affairs of the Company if they have the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to them by this Agreement.

5.1.3	In performing their duties, an Officer or Director shall be entitled to rely on any information, opinion, report, or statement, including any financial statement or other financial data, prepared or presented by (i) any Officer (in the case of a Director) or any other Officer (in the case of an Officer) whom the person reasonably believes to be reliable and competent in the matters presented; (ii) a lawyer, certified public accountant, or other person, as to a matter which the Officer or Director reasonably believes to be within such person’s professional or expert competence, or (iii) with respect to a Director, a Committee on which the Director does not serve, as to a matter within the Committee’s designated authority, if the Director reasonably believes the committee to merit confidence. However, a Director or Officer will not be acting in good faith if such Director or Officer has any actual knowledge concerning the matter in question which would cause such reliance to be unwarranted.

5.2	Waiver of Liability.

5.2.1	Provided a Director or Officer has acted in accordance with the standards set forth in Section 5.1t, such persons shall not be liable or accountable to the Company or to any Member in damages or otherwise for any error of judgment, for any mistake of fact or of law, or for any other act or thing which it may do or refrain from doing or suffer to be done in connection with the business and affairs of the Company. Notwithstanding anything in the foregoing to the contrary, liability is not hereby waived for or in connection with (i) actions that constitute fraud, willful violation of this Agreement, willful violation of applicable law, or other willful misconduct; or (ii) the intentional receipt by any such person of a financial benefit to which it is not entitled pursuant to this Agreement

5.3	Indemnity of Officers and Directors.

5.3.1	The Company shall indemnify any Officer or Director (collectively, the “Indemnified Persons”) who is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal (other than an action by or in the right of the Company) by reason of the fact that such person is or was a Director or Officer against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with the action, suit or proceeding, if the Indemnified Person acted in accordance with the standards set forth in Section 5.1, and with respect to a criminal action or proceeding, if such person had no reasonable cause to believe such Indemnified Person’s conduct was unlawful.

5.3.2	Procedure. Any indemnification permitted under this Section 5.2 (unless otherwise ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification is proper under the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in Section 5.1and upon an evaluation of the reasonableness of expenses and amount paid in settlement. Upon a determination that the standards of conduct have likely been met, expenses (including reasonable legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it is later determined that the standards for indemnification were not met. Determinations as to eligibility for indemnity or advances in respect of expenses shall be made by the Board (excluding any Directors who are or are likely to become Indemnified Persons in the matter), or if such disinterested Directors cannot form a quorum, by the Members.

5.3.3	Notwithstanding anything in the foregoing to the contrary, no indemnification shall be provided to any Indemnified Person for or in connection with (a) actions taken in violation of this Agreement, (b) actions constituting fraud or willful misconduct, (c) the intentional receipt of a financial benefit to which such person is not entitled, (d) intentionally voting for or assenting to a distribution to parties in violation of this Agreement or governing law, or (e) a knowing violation of law.

5.3.4	The foregoing rights of indemnification shall not be exclusive of any other rights to which Indemnified Persons may be entitled.

5.4	Intellectual Property Indemnity. If a Member breaches the confidentiality requirements of Section 13.1 or a Member’s intellectual property as licensed to or otherwise provided for the use by the Company is alleged to infringe on that of a third party, the breaching or allegedly infringing Member shall indemnify, defend, protect, save and hold harmless the Company and the other Member against any and all losses, liabilities, judgments, awards and costs (including legal fees and out-of-pocket expenses reasonably incurred by the Company or such other Member) arising out of or related to any claim in whole or in part based on such alleged intellectual property infringement or confidentiality breach .

6	Capital Accounts; Capital Contributions; Capital Calls

6.1	Capital Accounts: A capital account shall be maintained by the Company for each Member (each a “Capital Account”). No Member shall be entitled to withdraw any part of its Capital Account, to receive any distribution, or to receive any interest on its Capital Contributions or with respect to its Capital Account except, in each case, as provided in this Agreement. Each Member shall look solely to the assets of the Company for the return of its Capital Contributions and, except as otherwise provided in this Agreement, shall have no interest in specific Company property or any right or power to demand or receive property other than cash from the Company. No Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except as provided in this Agreement.

6.2	Balance. The balance of a Member’s Capital Account shall at any time equal that Member’s:

6.2.1	the sum of initial and additional Capital Contributions, the distributive share of Profits allocated to such Member pursuant to Article 8, and other items of income or gain allocated to such Member pursuant Appendix D (Regulatory Allocations) and the amount of any Company liabilities that are assumed by such Member or that are secured by Company property distributed to such Member;

6.2.2	less distributions to such Member, which shall be the Carrying Value for any non-cash distribution, any Losses allocated to such Member pursuant to Article 8, items of loss or deduction allocated to such Member pursuant to Appendix D (Regulatory Allocations), and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company.

6.2.3	In the event any Member’s interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest. In the event the Carrying Values of the Company assets are adjusted pursuant to the definition of Carrying Value contained in this Agreement, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate adjustments, as if the Company recognized gain or loss equal to the amount of such aggregate adjustment. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations §1.704-1(b) and shall be interpreted and applied in a manner consistent with such regulations.

6.3	Capital Contributions in Cash. Capital Contributions shall be in cash unless otherwise approved in advance by unanimous decision of the Board.

6.4	Initial Capital Contributions. The Members shall make initial Capital Contributions in the following amounts:

•	Standard Nuclear will make an initial Capital Contribution of $66,667 USD, and

•	Framatome will make an initial Capital Contribution of $33,333 USD.

The initial Capital Contributions must be paid within 200 days after the Effective Date.

6.5	Capital Calls and Non-Cash Capital Contributions.

6.5.1	Prior to the initiation of each Phase, the Board will issue a request for additional capital, specifying the total amount to be raised and each Member’s allocation as determined by Percentage Interests, taking into account the value of any non-cash Capital Contribution, as of the date of the request (a “Capital Call”) to cover capital expenditures associated with the execution of that Phase, subject to ratification by the Members. Once approved by the Members, the Members will provide their Capital Contributions for that Phase in accordance with the Capital Call. The initial Capital Contributions for any Phase may be paid as a lump sum upon initiation of the Phase or following a payment schedule (or in the case of non-cash contributions the date of delivery or availability, as applicable), in either case as specified by the Board in the Capital Call, to cover the capital expenditures of that Phase in a sufficient and timely manner.

6.5.2	The expectations of each Member with respect to Phase 1 initial Capital Contributions are set forth in Appendix C, which also lists activities to be undertaken by each Member in support of Phase 1.

6.5.3	Phase 2 and 3 Initial Capital Contributions: The Board shall define scope, cost, and schedule needed for the Phase 2 initial Capital Contribution 1 year prior to launch of Phase 2 and shall define scope, cost, and schedule needed for the Phase 3 Initial Capital Contribution at least 2 years prior to launch of Phase 3.

6.5.4	If the funds accumulated in the Company are not sufficient to complete the tasks in accordance with the approved budgets, then the Board may issue an additional Capital Calls. Following the receipt of a Capital Call, the Members shall either ratify the Capital Call or meet to consider other means to ensure financial liquidity and a sufficient level of working capital. It is the intention of the Members that the Board issue Capital Calls no more frequently than annually.

6.5.5	The Members may agree to contribute to a Capital Call in proportions that differ from their existing Percentage Interest. In that case, a Company valuation should be carried out and Percentage Interests adjustments made based on the fractional ownership of such valuation plus the new Capital Contribution. Standard Nuclear is expected to maintain a Percentage Interest no less than fifty-one percent (51%) and Framatome is expected to maintain a Percentage Interest of no less than twenty percent (20%) (“Minimum Percentage Interests”). In the event that one Member is expected to or does fall below its Minimum Percentage Interest, the Members will meet to re-evaluate their respective roles in the LLC and consider such amendments to this Agreement as may be necessary to ensure the continued commitment of both Members and the success of the Company.

6.5.6	Except as provided in Section 6.5.5, by ratifying a Capital Call, the Members agree to recapitalize the Company consistent with the Percentage Interests of the Members on the date of the Capital Call.

6.6	Delay of Payments Arising from a Capital Call. If one Member does not dispute the need for the Capital Call, but wants to delay its respective payment, the other Member may provide funding in the form of a loan to the Company on an interim basis. This loan, subject to the approval of the Board, may be in an amount equal to all or a portion of the total required capital contribution.

6.6.1	Should the Member that requested a delay in its Capital Contribution payment make a Capital Contribution payment while the loan is outstanding, a Capital Contribution will be recorded on the same date for the lending Member in the amount necessary to maintain the Percentage Interests (as of the date of the Capital Call) and the loan balance shall be reduced as of that same date by that same amount. For the avoidance of doubt, to prevent dilution, the Member requesting a delay in payment will be required to make capital contributions in an amount equal to the sum of (i) its original allocation of the total Capital Call amount, plus (ii) an amount equal to the interest that would have accrued on that allocation from and after the date of the loan, or, the portion of that allocation outstanding with respect to any amount remaining unpaid after a partial payment. Any amount of the loan whether principal or interest that remains unpaid at a future date specified in the loan agreement shall be converted to a capital contribution, resulting in a dilution of the other Member’s Percentage Interest.

6.6.2	The loan agreement shall specify the date of the conversion. The new delayed Capital Contribution (“DCC”) is calculated by the following formula to account for interest:

DCC = CC (1+r /360)n

where “CC” represents the original Capital Contribution amount, “r” is equal to the 90-day average secured overnight financing rate (SOFR) published on the date of the Capital Call plus 400 basis points, and “n” is the number of days the Capital Contribution is delayed

6.6.3	No Party shall delay a Capital Contribution longer than 18 months from the date specified for payment in the Capital Call.

6.7	Failure to Provide Capital Contribution after Ratification.

6.7.1	If a Member fails to make payment when due as specified by the Board in the Capital Call:

(a)	interest shall accrue on the unpaid portion after 90 days, at a rate equal to the ninety (90) day average SOFR published on the date of the Capital Call plus 400 basis points,;

(b)	the Member failing to make payment may request from the other Member to provide payment in exchange for a reduction in their Percentage Interest;

(c)	any distributions otherwise payable to a Party who has failed to make a required capital contribution will be withheld and applied to offset the amount owed.

6.7.2	This Section 6.7 is not intended to limit the rights and remedies available to the Company or non-breaching Member. Further, the non-breaching Member may institute enforcement proceedings on behalf of the Company as well as in its own name against a Member that fails to make capital contributions when due.

7	Company Finances; Books and Records

7.1	Annual Budget. The Company shall conduct its activities in accordance with an annual budget based on anticipated funding needs of and expenses to be incurred by the Company (the “Annual Budget”).

7.1.1	The Annual Budget shall be prepared by the Controller based on information and forecasts provided by the Board or a Committee designated by the Board between February and July of each year and shall be approved by the Board by September for the following year.

7.1.2	The initial Annual Budget shall be initiated within 60 days and submitted to the Board for review as soon as practical thereafter.

7.2	Third Party Funding.

7.2.1	The Members will assist the Company in seeking and securing favorable funding/financing, either from within the United States or elsewhere as may be allowable under applicable law including from government sources, from utilities, or other third parties so as to maximize profitability and long-term viability of the Company and its activities. Third party funds secured by the Company will not alter the Percentage Interest of the Members.

7.2.2	Borrowings. The Company may borrow sums for Company purposes from any source, provided that such borrowing is not prohibited by any applicable law, regulation, or agreement and is approved by the board as a Special Matter pursuant to Section 4.8.1 (b). Any Member may advance such sums to the Company pursuant to written agreement approved by the Board, which amounts shall be repayable to the Member with interest and other terms and conditions as specified in such written agreement. Any amounts borrowed from a Member shall not constitute a capital contribution to the Company but shall constitute a debt of the Company which shall be repaid before any distributions to the Members.

7.3	Books of Account. The Company shall keep true and complete books of account and records of all Company transactions in accordance with International Financial Reporting Standards(“IFRS”). The books of account and records shall be maintained by the Controller, and true and accurate copies will be made available to the Directors or Members upon request. Such records shall include:

7.3.1	Copies of the Company’s federal, state, local, and other official income tax returns and reports for at least the seven (7) most recent years; and

7.3.2	Copies of the financial statements of the Company for at least the seven (7) most recent years.

7.4	Non-Financial Records. The non-financial records of the company that are relevant to governance or similar non-technical matters shall be maintained by the Secretary and true and accurate copies will be made available to the Directors or Members upon request. Such records shall include:

7.4.1	The names and current notice information for each Member, Director and Officer;

7.4.2	Copies of this Agreement and any amendments to date; and

7.4.3	Copies of all governance documents including Board resolutions, consents or decisions, policies, copies of Board presentations and meeting minutes; Committee records, and actions of the Members.

7.5	Audits. Annually, the Board will require an audit of the Company’s financial books and records to be completed within three months of the end of the Fiscal Year. Subject to any legal requirements, the Board may have the annual audit performed by either (i) a Committee including at a minimum the Controller and a financial expert provided by the Member who did not supply the Controller, or (ii) an outside audit firm selected by the Board, in which case such firm shall produce a certified financial statement. Audit results will be shared with the Directors and Members. A Member may also conduct, at its own expense, an audit of the Company’s financial records using an independent audit firm reasonably acceptable to the Board. Such audits are to occur no more often than twice a year, unless the Board approves otherwise and shall be timed to avoid interference with the Company’s annual audit.

7.6	Bank Accounts and Investments. All funds of the Company shall be deposited in its name by the Controller in such checking accounts, savings accounts, time deposits, or certificates of deposit or shall be invested in such other manner, as shall be reasonably determined by the Board. The Company shall maintain separate books of account for profits received and operating budgets, to accurately track and account for the financial activities of the Company. All checks and withdrawals shall require one signature from the Controller and one signature from an officer who is from the other Member. All persons authorized to draw funds shall be bonded in such amounts as the Board reasonably determines. Upon formation of the Company, Framatome shall have custodial responsibilities for the Company accounts and financial records. This responsibility may be re-assigned in the future, as determined by the Board. All financial accounts for the Company will be stand-alone and are not to be pooled with either members’ parent accounts for any financial gain and for transparency of financial activities of the Company

7.7	Accounting Decisions. All decisions as to accounting matters, except as this Agreement provides otherwise, shall be made by the Board in accordance with IFRS consistently applied. Such decisions must be reasonably acceptable to any certified public accountants or outside audit firms retained by the Company, and the Board may reasonably rely on their advice as to whether such decisions are in accordance with IFRS. It is anticipated that the Company shall maintain its financial records on the percentage of completion capitalized cost method.

8	Allocation of Profits and Losses.

8.1	General. Except as provided in Appendix D (Regulatory Allocations), the Profits and Losses of the Company shall be allocated in accordance with the Percentage Interests at the time of allocation. “Profits” and “Losses” mean, respectively, the Company’s taxable income or loss for each Fiscal Year or other period as determined in accordance with. Tax Code §703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Tax Code §703(a)(1) shall be included in taxable income or loss), with the following adjustments:

8.1.1	Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

8.1.2	Any expenditures of the Company described in Code §705(a)(2)(B) or treated as Code §705(a)(2)(B) expenditures pursuant to Treasury Regulations §1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss; and

8.1.3	Any gain or loss resulting from dispositions of Company assets shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Carrying Value.

8.2	Code Section 704(c) Tax Allocations.

8.2.1	Income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Carrying Value pursuant to any method allowable under Code §704(c) and the Treasury Regulations promulgated thereunder.

8.2.2	In the event the Carrying Value of any Company asset is adjusted after its contribution to the Company, subsequent allocations of income, gain, loss and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value pursuant to any method allowable under Code §704(c) and the Treasury Regulations promulgated thereunder.

8.2.3	Any elections or other decisions relating to allocations under this Section shall be determined by the unanimous vote of the Board. Absent such a vote by the Board, the remedial allocation method under Treasury Regulations §1.704-3(d) shall be used. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not be taken into account in computing any Member’s Capital Account or share of Profits and Losses, distributions or other items pursuant to any provision of this Agreement.

8.3	Miscellaneous.

8.3.1	Allocations Attributable to Particular Periods. For purposes of determining Profits and Losses or any other items allocable to any period, such items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code §706 and the Treasury Regulations thereunder.

8.3.2	Other Items. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Members in the same proportion as they share Profits and Losses, as the case may be, for the year.

8.3.3	Tax Consequences: Consistent Reporting. The Members are aware of the income tax consequences of the allocations made by this Article and by the provisions of Appendix D (Regulatory Allocations) and hereby agree to be bound by those allocations as reflected on the information returns of the Company in reporting their shares of Company income and loss for income tax purposes. Each Member agrees to report its distributive share of Company items of income, gain, loss, deduction and credit on its separate return in a manner consistent with the reporting of such items to it by the Company. Any Member failing to report consistently, and who notifies the Internal Revenue Service of the inconsistency as required by law, shall reimburse the Company for any legal and accounting fees incurred by the Company in connection with any examination of the Company by federal or state taxing authorities with respect to the year for which the Member failed to report consistently.

9	Tax Matters

9.1	Tax Treatment. The Company shall elect to be taxed as a partnership for United States federal, state, and local income tax purposes and shall be operated in a manner consistent with such election. No Member shall take any action inconsistent with this election unless this Agreement is first amended to permit the change.

9.2	Tax Matters Representative. Framatome shall be “partnership representative” for the Company as such term is used in Section 6223 of the Tax Code (the “Tax Matters Representative”) and, subject to the terms of this Agreement and any instructions given by the Board, shall have the full authority to act in that capacity and, in that capacity, to engage with professional advisors approved by the Board on behalf of the Company. The Tax Matters Representative shall have the authority to represent the Company in connection with state and local as well as federal tax matters and, but shall (i) promptly notify the Board upon the commencement of any audit, investigation or any other tax-related proceeding concerning Company, (ii) keep the Board informed of such proceedings, and (iii) not enter into any settlement binding on a Member without that Member’s consent. The Board and the Members shall provide the Tax Matters Partner with such information as is reasonably necessary for

9.3	Section 754 Election. If requested by a Member and approved by the Board, the Tax Matters Representative may make the election provided for under section 754 of the Tax Code. Any costs attributable to making such election shall be borne by the requesting Member.

10	Distributions.

10.1	Subject to Section 9.2, The Company shall distribute to the Members from time to time sums as the Board determines is not required to provide for current or anticipated Company needs. The Board may distribute such sums as may be required to cover the federal, state, local, or other income tax liabilities of the Members for income earned by the Members. Except as otherwise provided in this Agreement, all distributions shall be made to each of the Members, in proportion to their respective Percentage Interests on the date the Board approves the distribution, or such date as is specified by the Board. Subject to the limitations in Articles 10.2 and 10.3, the Company will distribute profits from profit accounts no less than semi-annually to ensure timely return on investment to its Members.

10.2	No distributions shall be declared and paid unless, after the distribution is made, the Company would be able to pay its debts as they become due in the usual course of business and the assets of the Company are in excess of the Company’s liabilities.

10.3	The Company may withhold from amounts otherwise distributable to a Member under this Article 10 the amount of any tax required to be withheld by the Company under U.S. federal, state or local law, or foreign law, and such amounts shall be deemed to have been actually distributed to such Member for all purposes under this Agreement.

11	Insurance.

11.1	The Company shall obtain such coverages as are determined to be necessary by the Board prior to the start of operations and from time to time thereafter. Governing Law and Dispute Resolution.

11.2	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without regard to conflict of laws principles

11.3	Dispute Resolution.

11.3.1	In the event of any bona fide dispute between the Members, both agree to use the Deadlock Procedures, if applicable, and otherwise to use commercially reasonable efforts as described in this Section to resolve that dispute amicably prior to initiating litigation or arbitration.

11.3.2	If any issue cannot be resolved at the Board level in the ordinary course, either Member may request a meeting, to be held within thirty (30) days of the request (in person or through a conference call or video-conference platform), between each Member’s CEO (or such person’s designee).

11.3.3	If the dispute cannot be resolved at the CEO level, the Members may submit any dispute to non-binding mediation or other alternate dispute resolution procedure as may be agreed.

11.3.4	Notwithstanding the foregoing, either Member may proceed to litigation or arbitration (as applicable) directly if delay would prejudice its interests or, in any event, after thirty days form the request for a meeting at the CEO level. Any claim, dispute or controversy arising out of this Agreement or relating to the breach hereof hereunder shall be pursued in the Delaware Court of Chancery or, if such court lacks subject matter jurisdiction, binding arbitration in Wilmington, Delaware under the rules of the American Arbitration Association by a panel of three (3) arbitrators. Each Member submits to the personal jurisdiction of the Delaware Court of Chancery for any such claim, dispute or controversy and irrevocably waives any objection to the laying of venue in such court and any claim that such court is an inconvenient forum

11.3.5	Under any form of dispute resolution, Framatome waives any right to sovereign immunity.

12	Withdrawal, Term and Dissolution.

12.1	No Withdrawals. No Member shall be entitled to be repaid any portion of its capital contribution or resign its membership interest or withdraw from the Company without the consent of the other Member. A Member who withdraws in violation of this Agreement shall not be entitled to receive the fair market value of its interest after the withdrawal but shall only be entitled to distributions it otherwise would have received as a non-withdrawing Member.

12.2	Term. The Term, initially, shall be twenty (20) years commencing on the Effective Date, provided that the initial or previously extended Term will be extended automatically by one (1) year unless either Member provides notice to the other Member sixty (60) days in advance of the end of the initial or extended Term stating that it does not wish to extend the Term. At the expiration of the Term the Board will develop a plan for completing existing orders and winding up the affairs of the Company. For the avoidance of doubt, this Agreement will not expire at the end of the Term but will continue in force so long as necessary to dissolve the Company and wind up its affairs.

12.3	Grounds for Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

12.3.1	The written consent of all Members to a plan of dissolution;

12.3.2	Dissolution pursuant to judicial decree under the Delaware LLC Act;

12.3.3	The expiration of the Term; or

12.3.4	Production remains idle for longer than twelve (12) months due to lack of orders after the start of operations or there is a failure to meet any of the following milestones for Phase 1 by the specified date in either case unless the Board of Directors agrees otherwise:

(a)	NRC approval of the license amendment necessary for Phase 1 activities at the Richland Site by 1 March 2027, or

(b)	receipt at the Richland Site of operable equipment to produce the Advanced Fuel Product in Phase 1 by 1 December of 2026,

(c)	the Company does not meet the Purchase Commitment by the Purchase Commitment Date (as such terms are defined in Section 6 of Appendix B); or

(d)	produce product that meets specification by 1 August 2028.

12.3.5	For the avoidance of doubt, neither Member shall be considered to be in breach or to have liability to the other Member or the Company as a result of a failure to complete milestones by the dates indicated in this Section.

12.4	Distribution of Assets. Upon the occurrence of one of the events listed in Section 13.3, one or more persons selected by the Member(s) holding a majority of the Percentage Interest shall conclude the affairs of the Company, as the liquidator, who shall wind up the company and distribute the assets pursuant to the provisions of the Delaware LLC Act and this Agreement; provided that any amounts set aside for decommissioning or environmental liabilities shall not be regarded as an asset of the company available for distribution but shall be held in trust for its designated purpose and be clearly identified within the site decommissioning fund as that pertaining to the Company’s activities.

13	Miscellaneous Provisions.

13.1	Confidentiality, Press Releases and Intellectual Property.

13.1.1	Confidential Information belonging to the Company or exchanged by the Members acting under or pursuant to this Agreement or in connection with the Purpose shall be kept confidential in accordance with the provisions of the IP Annex.

13.1.2	The terms of this Agreement and all non-public activities of the Company shall be considered Confidential Information of each of the Members and shall not be disclosed, nor shall any press release relating to the Agreement or non-public Company activities be issued without prior written approval, by each of the Members, of the material to be released. Each Member agrees in advance that news releases made by it which relate to the Company will give recognition of the participation and contribution of the other Member.

13.1.3	All rights in Intellectual Property created or disclosed under or pursuant to this Agreement shall be governed by the terms of the IP Annex.

13.2	Assignment and Transfer. Except as otherwise provided below, no Member may assign or transfer its interest in the Company and no purported assignee or transferee of either Member’s interest, or any other person or entity, shall become a Member or have any role in governance or representation on the Board without the prior written consent of both of the Members. Notwithstanding the forgoing, unless otherwise agreed and without the need for Standard Nuclear’s consent, Framatome’s interest in the Company shall be assigned to any successor as the NRC licensed operator of the Richland Site and such successor shall have the right to become a Member in place of Framatome, so long as it is also the assignee of any Service Agreements to which Framatome is a party.

Any permitted assignment shall be implemented through an amendment pursuant to Section 13.4 to reflect the addition of any new Member and such other changes as are agreed.

13.3	Change of Control. If a Member is or is expected to be brought under the Control of (i) a direct competitor of the other Member or (ii) an entity whose control of the Member is likely to create a legal or regulatory challenge or restriction that would materially disrupt operation of the Company, the other Member may require reasonable protections that may include, but do not have to be limited to, a grant of additional voting / control rights and/or the creation of a firewall to prevent disclosure of proprietary information of the Company or the such other Member to the new owner of the Member undergoing a change in Control. As used in this Section, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise.

13.4	Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the formation and governance of the Company and the other transactions or matters contemplated herein and supersedes any and all other prior agreements, oral or written, by and among the Members with respect to such transactions or matters. Neither Member has entered this Agreement in reliance upon any representation or agreement not set forth in this Agreement. This Agreement may only be amended or modified only as specified herein or by written agreement executed on behalf of both Members.

13.5	Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by electronic mail or other similar means or one (1) day after having been delivered by courier (such as Federal Express or other similar delivery courier), with proof of delivery to the recipient received by the courier, addressed to the Member, Officer or Director at the address kept on file for such person by the Secretary .

13.6	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit or enforceable by any third party, including, without limitation, any creditor of either the Company or any Member. No such third party shall obtain any right under any provision of this Agreement, or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation or otherwise against the Company or any Member.

13.7	Severability. The invalidity or unenforceability of any provision of this Agreement in a particular respect shall not affect the validity and enforceability of any other provision of this Agreement or of the same provision in any other respect.

13.8	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

13.9	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Members and their permitted successors and assigns.

13.10	Representations and Warranties. Each Member represents and warrants to the other Member as of the Effective Date that:

13.10.1	It is duly incorporated, validly existing and in good standing under the laws of the State of Delaware;

13.10.2	It is duly qualified and authorized to do business, to own its assets and properties and to carry on its business;

13.10.3	The execution, delivery and performance by it of this Agreement have been duly authorized and this Agreement, when executed and delivered by each of the Members, will be valid and binding on it and enforceable in accordance with its terms, and will not contravene any provision of or constitute a default under the certificate of incorporation or by-laws or other organizational document of such Member;

13.10.4	There are no actions, suits or proceedings pending or, to the knowledge of such Member, threatened against such Member, in which an adverse decision could materially adversely affect the ability of such Member to perform its obligations under this Agreement;

13.10.5	Its interest in the Company has been acquired by it for its own account; it understands that ownership interests in the Company have not been and will not be registered under the U.S. Securities Act of 1933; and

13.10.6	It has the financial ability to bear the economic risk of its investment in the Company and understands that an interest in the Company is an illiquid investment, that transfers of interests in the Company are restricted under the terms of this Agreement, and that no market currently exists for the interests in the Company and none is expected to exist in the future.

13.10.7	It has the capability, including financial resources, to perform its obligations under this Agreement.

In witness whereof, the Members have executed this Agreement as of the Effective Date set forth above.

	Framatome Inc.	Standard Nuclear, Inc.

By:	/s/ Ala Alzaben	By:	/s/ Kurt Terrani
Name:	Ala Alzaben	Name:	Kurt Terrani
Date:	9/15/2025	Date:	9/16/2025

APPENDIX A

Schedule

APPENDIX B

Sales and Service Agreement Principles

APPENDIX C

Phase 1 Capital Contributions / Expectations of the Members

APPENDIX D

Regulatory Allocations

APPENDIX E

Intellectual Property (“IP”) Annex